UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No.  )

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Earthstone Energy, Inc.
(Name of Registrant as Specified in Its Charter)

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November 22, 2017

Dear Fellow Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders to be held on Thursday, December 21, 2017 at 10:00 a.m., Central Standard Time, at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.  The other directors and officers join me in extending this invitation.

It is important that your shares are represented at the meeting.  If you are unable to attend the meeting but have questions or comments about our operations, we would like to hear from you.

To assure that your shares will be voted at the meeting, please complete, sign, date and return your proxy card in the postage-paid envelope provided, or vote electronically via the Internet or by telephone using the instructions on the proxy card.  Submitting your proxy will not affect your right to vote in person if you attend the meeting.

Sincerely,

Frank A. Lodzinski Chairman, President and Chief Executive Officer

Your vote is important.

Please vote by using the Internet, the telephone,

or by signing, dating, and returning the proxy card.

Earthstone Energy, Inc.

1400 Woodloch Forest Drive, Suite 300

The Woodlands, Texas 77380

NOTICE OF THE 2017 ANNUAL MEETING OF STOCKHOLDERS

Date:	December 21, 2017

Time:	10:00 a.m. CST

Place:	1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380

Matters to be voted on:	1.	To elect three Class II directors to our board of directors to serve for a term expiring in 2020 and until their successors are duly elected and qualified;

	2.	To consider and act upon such other matters as may properly come before the Annual Meeting and any adjournments thereof.

Stockholders of record at the close of business on November 21, 2017, will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. A complete list of our stockholders entitled to vote at the meeting will be available for examination at our offices in The Woodlands, Texas during ordinary business hours for a period of ten (10) days prior to the Annual Meeting.

It is important that your shares be represented and voted at the Annual Meeting. Stockholders are urged to vote their shares by one of the following methods whether or not they plan to attend the Annual Meeting: (1) vote via the Internet or by telephone using the instructions on the proxy card, or (2) complete, sign, date and return the enclosed proxy card in the self-addressed envelope (the self-addressed envelope requires no postage if mailed in the United States).

By Order of the Board of Directors,

/s/ WILLIAM A. WIEDERKEHR, JR.

WILLIAM A. WIEDERKEHR, JR.

Corporate Secretary

November 22, 2017

2017 PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

●	Time:	10:00 a.m. Central Standard Time

●	Date:	December 21, 2017

●	Place:	1400 Woodloch Forest Drive, Suite 300 The Woodlands, Texas 77380

●	Record date:	November 21, 2017

●	Voting:

Stockholders as of the record date are entitled to vote. Each share of Class A Common Stock and Class B Common Stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on. The Class A Common Stock and the Class B Common Stock vote together as one class.

Meeting Agenda

●	Election of three Class II directors for terms expiring in 2020

Voting Matters	Recommendation of the Board	Page Reference (for more detail)
Election of Class II Directors	FOR EACH NOMINEE	5

Proposal 1. Director Nominees

The following table provides summary information about each of our directors, including our Class II director nominees. Each Class II director nominee is elected every three years by the three nominees receiving the highest number of votes cast. During 2016, no Class II director nominee, all of whom are current directors, attended fewer than 75% of the Board meetings and committee meetings on which he sits.

Name	Class (1)	Age	Director Since	Position with the Company	Experience/ Qualifications	Independent	Audit Committee Membership	Compensation Committee Membership
Frank A. Lodzinski	I	68	2014	Chairman, President and Chief Executive Officer	Leadership, Industry Expertise, Operations and Experience

Ray Singleton	I	66	1989	Director and Executive Vice President, Northern Region	Industry Expertise, Operations and Experience

Wynne M. Snoots, Jr.	I	57	2017	Director	Finance and Industry Expertise

Douglas E. Swanson, Jr.	II	45	2014	Director	Finance and Industry Expertise

Brad A. Thielemann	II	40	2014	Director	Finance and Industry Expertise	X		X

Zachary G. Urban	II	39	2014	Director	Accounting and Finance	X	X

Jay F. Joliat	III	61	2014	Director	Finance, Industry Expertise and Experience	X	X	X

Phillip D. Kramer	III	61	2016	Director	Accounting, Finance and Experience	X	X	X

Robert L. Zorich	III	67	2014	Director	Finance, Industry Expertise and Experience
(1)	Class I directors serve until our annual meeting in 2019 and Class III directors serve until our annual meeting in 2018.

i

OUR BOARD OF DIRECTORS

Our business and affairs are managed under the direction of our Board of Directors (the “Board”). Our Third Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), specifies that we shall not have less than three nor more than nine directors. Currently, our Board has nine members. Under our Certificate of Incorporation, each director holds office until the annual meeting of stockholders at which such director’s class is up for re-election and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal. Our Certificate of Incorporation provides that our Board is classified into three classes: Class I, Class II and Class III, with each class having a three-year term of office to allow for staggered three-year terms.

On May 9, 2017, we completed a contribution agreement dated as of November 7, 2016 and as amended on March 21, 2017 (the “Bold Contribution Agreement”), by and among the Company, Earthstone Energy Holdings, LLC (“EEH”), Lynden USA Inc. (“Lynden US”), Lynden USA Operating, LLC (“Lynden Op”), Bold Energy Holdings, LLC (“Bold Holdings”), and Bold Energy III LLC (“Bold”). The purpose of the Bold Contribution Agreement was to provide for, among other things described below, the business combination between us and Bold, which owned significant developed and undeveloped oil and natural gas properties in the Midland Basin of west Texas (the “Bold Transaction”).

The Bold Transaction was structured in a manner commonly known as an “Up-C.” Under this structure and the Bold Contribution Agreement, (i) we recapitalized our common stock into two classes – Class A common stock, $0.001 par value per share (the “Class A Common Stock”), and Class B common stock, $0.001 par value per share (the “Class B Common Stock” and collectively with the Class A Common Stock, the “Common Stock”), and all of our existing outstanding common stock, $0.001 par value per share, was recapitalized on a one-for-one basis for Class A Common Stock (the “Recapitalization”); (ii) we transferred all of our membership interests in Earthstone Operating, LLC, Sabine River Energy, LLC, EF Non-Op, LLC and Earthstone Legacy Properties, LLC (formerly Earthstone GP, LLC) and $36,071 in cash from the sale of Class B Common Stock to Bold Holdings (collectively, the “Earthstone Assets”) to EEH, in exchange for 16,791,296 membership units of EEH (the “EEH Units”); (iii) Lynden US transferred all of its membership interests in Lynden Op to EEH in exchange for 5,865,328 EEH Units; (iv) Bold Holdings transferred all of its membership interests in Bold to EEH in exchange for 36,070,828 EEH Units and purchased 36,070,828 shares of Class B Common Stock issued by us for $36,071; and (v) we granted an aggregate of 150,000 fully vested shares of Class A Common Stock under our 2014 Long-Term Incentive Plan, as amended (the “2014 Plan”), to certain employees of Bold. Each EEH Unit, together with one share of Class B Common Stock, are convertible into one share of Class A Common Stock. Upon closing of the Bold Transaction on May 9, 2017, Bold Holdings owned approximately 61.4% of the outstanding shares of Class A Common Stock, on a fully diluted, as converted basis. On May 10, 2017, the Class A Common Stock was uplisted from the NYSE MKT, LLC (the “NYSE MKT”) to the New York Stock Exchange (the “NYSE”) where it is listed under the symbol “ESTE.”

On May 9, 2017, in connection with the closing of the Bold Contribution Agreement, the Company, EnCap Investments L.P. (“EnCap”), Oak Valley Resources, LLC (“Oak Valley”), and Bold Holdings entered into a voting agreement (the “Voting Agreement”), pursuant to which EnCap, Oak Valley, and Bold Holdings agreed not to vote any shares of Class A Common Stock or Class B Common Stock held by them in favor of any action, or take any action that would in any way alter the composition of our Board from its composition immediately following the closing of the Bold Contribution Agreement as long as the Voting Agreement is in effect. Immediately following the closing of the Bold Contribution Agreement, the Board was increased to nine members from eight members, four of which were designated by EnCap, three of which are independent, and two of which are members of management, including our Chief Executive Officer. The additional director designated by EnCap was Wynne M. Snoots, Jr. At any time during the effectiveness of the Voting Agreement during which EnCap’s collective ownership of Earthstone exceeds 50% of the total issued and outstanding voting stock, EnCap may remove and replace one director that was not originally designated by EnCap, and his or her successors. Any such removal and replacement will be conducted in accordance with the provisions of our Certificate of Incorporation and our Bylaws then in effect. The Voting Agreement terminates on the earlier of (i) May 9, 2022 and (ii) the date upon which EnCap, Oak Valley, and Bold Holdings collectively own, of record and beneficially, less than 20% of our outstanding voting stock.

As discussed more fully below under “Proposal 1—Election of Three Class II Directors,” Messrs. Swanson, Thielemann and Urban have been nominated for reelection at this Annual Meeting because of the expiration of the term of their class, Class II, on our classified board.

Below is information about each of our directors, including biographical data for at least the past five years and an assessment of the skills and qualifications of each director.

Class II Director Nominees for Election at the 2017 Annual Meeting

Douglas E. Swanson, Jr. Age: 45 Director Since: 2014

Mr. Swanson has served as a director since December 2014.  He is a Managing Partner at EnCap Investments L.P. and serves on the firm’s upstream investment and management committees.  Prior to joining EnCap in 1999, he was in the corporate lending division of Frost National Bank, specializing in energy-related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas.  Mr. Swanson serves on the board of each of Eclipse Resources Corporation, Oasis Petroleum Inc. and several EnCap portfolio companies.  Mr. Swanson is a member of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners Association.  Mr. Swanson holds a B.A. in Economics and an M.B.A., both from the University of Texas at Austin.

Skills and Qualifications: The Board of Directors, in reviewing and assessing the contributions of Mr. Swanson to the Board, determined that his extensive experience in the oil and gas exploration and production industry, including serving on the boards of public and private oil and gas companies provides significant contributions to the Board. As a managing partner at EnCap, Mr. Swanson is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

Brad A. Thielemann Age: 40 Director Since: 2014 Board Committee: ☐ Compensation

Mr. Thielemann has served as a director since December 2014.  He is a Managing Director at EnCap Investments L.P. Prior to joining EnCap in 2006, he worked in the Investor Relations and Strategic Planning Groups at Plains All American Pipeline, L.P. Prior to that, he was an Associate at EnCap from 2000 to 2003 and a Treasury Analyst at Dynegy. Mr. Thielemann holds an M.B.A. from Duke University and a B.A. in Business Administration from the University of Texas at Austin. He serves on the boards of several EnCap portfolio companies, is on the board of the Houston Producers’ Forum and is a member of the Independent Petroleum Association of America.

Skills and Qualifications: The Board of Directors, in reviewing and assessing the contributions of Mr. Thielemann to the Board, determined that his extensive experience in the oil and gas industry, including serving on the boards of private oil and gas exploration and production companies provides significant contributions to the Board. As a managing director at EnCap, Mr. Thielemann is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

Zachary G. Urban Age: 39 Director Since: 2014 Board Committee: ☐ Audit

Mr. Urban has served as a director since December 2014.  Since January 2014, Mr. Urban has served as CEO at the Vlasic Group, which is a private investment company with holdings in a wide variety of asset classes. Prior to being named CEO, Mr. Urban held the position of Managing Director of Investments at Vlasic Group from 2011 through 2013. At Vlasic Group, Mr. Urban has responsibility for a full spectrum of investment disciplines, including asset allocation, investment strategy, direct investments, manager selection, due diligence, and performance measurement. From 2001 to 2011, Mr. Urban worked at Donnelly Penman & Partners (“DP&P”), a regional investment bank. At DP&P, Mr. Urban specialized in merger and acquisition transactions, business valuations, financial advisory, due diligence services, and capital raising for middle market public and private clients. Prior to his time at DP&P, Mr. Urban also worked in the Corporate Value Consulting practice of PricewaterhouseCoopers LLP, where he focused on business valuation services, strategic consulting, and corporate finance consulting for public and private companies, including multinational and Fortune 500 clients. Mr. Urban holds the Chartered Financial Analyst (CFA) designation and graduated from the Honors College of Michigan State University with a B.A. degree in Finance with High Honor.

Skills and Qualifications: The Board of Directors, in reviewing and assessing the contributions of Mr. Urban to the Board, determined that his extensive investment experience across diverse industries as CEO of the Vlasic Group provides significant contributions to the Board. In addition, his prior experience as an investment banker will enable Mr. Urban to provide the Board with insight and advice on a full range of general business and financial matters.

Continuing Directors - Class I Directors Whose Terms Expire in 2019

Frank A. Lodzinski Chairman, President and Chief Executive Officer Age: 68 Director Since: 2014

Mr. Lodzinski has served as our Chairman, President and Chief Executive Officer since December 2014.  Previously, he served as President and Chief Executive Officer of Oak Valley from its formation in December 2012 until the closing of its strategic combination with us in December 2014.  Prior to his service with Oak Valley, Mr. Lodzinski was Chairman, President and Chief Executive Officer of GeoResources, Inc. from April 2007 until its merger with Halcón Resources Corporation (“Halcón”) in August 2012 and from September 2012 until December 2012 he conducted pre-formation activities for Oak Valley.  He has over 45 years of oil and gas industry experience.  In 1984, he formed Energy Resource Associates, Inc., which acquired management and controlling interests in oil and gas limited partnerships, joint ventures and producing properties.  Certain partnerships were exchanged for common shares of Hampton Resources Corporation in 1992, which Mr. Lodzinski joined as a director and President.  Hampton was sold in 1995 to Bellwether Exploration Company.  In 1996, he formed Cliffwood Oil & Gas Corp. and in 1997, Cliffwood shareholders acquired a controlling interest in Texoil, Inc., where Mr. Lodzinski served as Chief Executive Officer and President.  In 2001, Mr. Lodzinski was appointed Chief Executive Officer and President of AROC, Inc., to direct the restructuring and ultimate liquidation of that company.  In 2003, AROC completed a monetization of oil and gas assets with an institutional investor and began a plan of liquidation in 2004.  In 2004, Mr. Lodzinski formed Southern Bay Energy, LLC, the general partner of Southern Bay Oil & Gas, L.P., which acquired the residual assets of AROC, Inc., and he served as President of Southern Bay Energy, LLC upon its formation.  The Southern Bay entities were merged into GeoResources in April 2007. Mr. Lodzinski has served as a director and member of the compensation committee of Yuma Energy, Inc. since October 2016 and previously served on its audit committee from September 2014 to October 2016. He holds a BSBA degree in Accounting and Finance from Wayne State University in Detroit, Michigan.

Skills and Qualifications: The Board of Directors, in reviewing and assessing the contributions of Mr. Lodzinski to the Board, determined that his leadership and intimate knowledge of the oil and gas industry, our structure, and our operations, provide the Board with company-specific experience and expertise.

Ray Singleton Executive Vice President, Northern Region Age: 66 Director Since: 1989

Mr. Singleton is a petroleum engineer with over 38 years of experience in the oil and gas industry.  He has been one of our directors since July 1989 and was our President and Chief Executive Officer from March 1993 until December 2014. Since December 2014, he has served as our Executive Vice President, Northern Region. Mr. Singleton joined us in 1988 as a Production Manager/Petroleum Engineer. From 1983 until 1988, he owned and operated an engineering consulting firm (Singleton & Associates) serving the needs of 40 small oil and gas clients.  During this period, he was engaged by the Company on various projects in south Texas and the Rocky Mountain region.  Mr. Singleton began his career with Amoco Production Company in 1973 as a production engineer in Texas. He was subsequently employed by the predecessor of Union Pacific Resources as a drilling, completion and production engineer from 1980 to 1983. His professional experience includes acquisition evaluation and economics, reserve engineering and drilling, completion and production engineering in both Texas and the Rocky Mountain region.  In addition, he possesses over 22 years of executive experience and has an intimate knowledge of the Company’s legacy Rocky Mountain and south Texas properties.  Mr. Singleton received a B.S. degree in Petroleum Engineering from Texas A&M University in 1973, and received an MBA from Colorado State University’s Executive MBA Program in 1992.

Skills and Qualifications: The Board of Directors, in reviewing and assessing Mr. Singleton’s qualifications to serve on the Board, considered, among other things, his experience and expertise in the oil and gas industry, including the operating, management or executive positions he has held with the Company and other oil and gas companies, and his extensive knowledge of the Company’s business, all of which has proven to be beneficial to us.

Wynne M. Snoots, Jr. Age: 57 Director Since: 2017

Mr. Snoots has served as a director since May 2017.  He is a Partner at EnCap Investments L.P.  Prior to joining EnCap in January 2001, Mr. Snoots was one of three partners of Paradigm Development & Trade, Inc., a private company focused on generating and monetizing exploration prospects located along the Gulf Coast of Louisiana.  For the two years prior to his involvement in Paradigm, Mr. Snoots served as President of Magellan Exploration, LLC, a private portfolio company. He previously spent seven years with Enron Capital & Trade Resources in the Producer Finance Group, most recently as a Vice President.  Mr. Snoots began his career as a petroleum engineer with Texas Oil and Gas Corporation. He received a Master of Business Administration from the University of Texas at Austin and holds a B.S. in Petroleum Engineering from the University of Oklahoma.  Mr. Snoots serves on the board of directors of several EnCap portfolio companies and is a member of the Independent Petroleum Association of America and the Houston Producers' Forum.

Skills and Qualifications: The Board of Directors, in reviewing and assessing the contributions of Mr. Snoots to the Board, determined that his extensive experience in the oil and gas exploration and production industry, including managing and serving on the boards of numerous oil and gas companies provides significant contributions to the Board. As a partner at EnCap, Mr. Snoots is uniquely positioned to provide the Board with insight and advice on a full range of strategic, financial and governance matters.

Continuing Directors – Class III Directors Whose Terms Expire in 2018

Jay F. Joliat Age: 61 Director Since: 2014 Board Committees: ☐ Audit ☐ Compensation

Mr. Joliat has served as a Director since December 2014. For more than the past 35 years, Mr. Joliat has been an independent investor and developer in commercial, industrial and apartment real estate, residential home building, restaurant ownership and management. He has had direct and extensive experience in placement of venture private equity in generic pharmaceuticals, medical devices or procedures, and for over 30 years, oil and gas E&P in particular. He has been the CEO and CIO of Joliat & Company, Inc. since October 1988. He has been the CEO of Joliat Ventures, LLC. since January 1998. Since January 1981, Mr. Joliat has served as Treasurer of Beefcarver Restaurants, Inc., and has been its CEO since 1989. He formed and managed his own registered investment management company early in his career after having held VP and/or SVP positions at E.F. Hutton, Dean Witter Reynolds, and LPL Financial. He holds a Bachelors Degree in Management and Finance from Oakland University (1982) and became a Certified Investment Management Analyst (CIMA) in 1983 after completing the requisite IMCA curriculum from the Wharton School of Business at the University of Pennsylvania. From 1996 through 2003, Mr. Joliat served on the Board of Directors of Caraco Pharmaceutical Laboratories Ltd., and served in various capacities on its audit, executive and compensation committees. From 2007 through August 2012, Mr. Joliat served on the Board of Directors of GeoResources, Inc., and served in various capacities on the audit, nominating and compensation committees until its merger with Halcón in August 2012.

Skills and Qualifications: The Board of Directors, in reviewing and assessing the contributions of Mr. Joliat to the Board, determined that his business experience in management and investments, as well as previously serving on the boards of directors of SEC-reporting companies, brings a unique perspective as an outside investor in oil and gas entities. His management skills, understanding of public and private capital markets, and financial acumen provide the Board with a valuable resource for planning corporate strategy.

Phillip D. Kramer Age: 61 Director Since: 2016 Board Committees: ☐ Audit ☐ Compensation

Mr. Kramer has served as a director since October 2016. He served as an Executive Vice President of Plains All American Pipeline, L.P. (“PAA”), an energy infrastructure and logistics company based in Houston, Texas, from November 2008 until February 2017. He also served as Chief Financial Officer of PAA from 1998 until 2008. He was a director and chairman of the audit committee of PetroLogistics GP, the general partner of PetroLogistics LP, from July 2012 until its sale in July 2014. Mr. Kramer has served on the board of directors of Oasis Midstream Partners since their initial public offering in September 2017. He graduated from the University of Oklahoma in 1978 with a degree in accounting and was previously a Certified Public Accountant. He is currently on the board of advisors of Price College of Business at the University of Oklahoma.

Skills and Qualifications: The Board of Directors, in reviewing and assessing the contributions of Mr. Kramer to the Board, determined that his management experience, understanding of public and private capital markets, and financial background provide the Board with a valuable resource for planning corporate strategy.

Robert L. Zorich Age: 67 Director Since: 2014

Mr. Zorich has served as a director since December 2014.  Mr. Zorich is a Managing Partner and co-founder of EnCap Investments L.P.  He serves on the firm’s upstream investment and management committees and has been actively involved in all aspects of the firm’s management and growth since its inception in 1988.  EnCap is a leading private equity firm focused on the upstream and midstream sectors of the oil and gas industry in North America, having raised 19 institutional oil and gas investment funds, totaling in excess of $27 billion of capital.  Over its history, the firm has created over 220 oil and gas companies and currently manages capital on behalf of more than 250 U.S. and international investors, including public and private pension funds, insurance companies, sovereign wealth funds, university endowments and foundations.  Prior to the formation of EnCap, Mr. Zorich was a Senior Vice President in charge of the Houston office of Trust Company of the West, then a large, privately-held pension manager. Previously, Mr. Zorich co-founded MAZE Exploration, Inc., a private oil and gas company headquartered in Denver.  For the first seven years of his career, Mr. Zorich was employed by Republic Bank as a Vice President and Division Manager in the energy group.  Mr. Zorich serves on the boards of several EnCap portfolio companies.  He is also a member of the Board of Directors of Eclipse Resources Corporation and previously served on the board of Oasis Petroleum Inc. and its predecessor entities from March 2007 until March 2012.  In addition, he serves on the investment committee of EnCap Flatrock Midstream.  Mr. Zorich’s community involvement includes serving as a member of the Leadership Cabinet of Texas Children’s Hospital, as well as serving on the boards of the Workfaith Connection and the Memorial Assistance Ministries Endowment.  He is a member of the Independent Petroleum Association of America, the Houston Producers’ Forum and Texas Independent Producers and Royalty Owners Association.  Mr. Zorich holds a B.A. in Economics from the University of California at Santa Barbara and a Master’s Degree in International Management (with distinction) from the American Graduate School of International Management in Phoenix, Arizona.

Skills and Qualifications: The Board of Directors, in reviewing and assessing the contributions of Mr. Zorich to the Board, determined that his significant experience with financing, forming, and guiding numerous oil and gas companies while serving as a co-founder and managing partner of EnCap provides significant contributions to the Board. His insights and relationships have proven valuable towards guiding corporate strategies and pursuing growth opportunities.

PROPOSAL 1 – ELECTION OF THREE CLASS II DIRECTORS

Our Board of Directors is divided into three classes to allow for staggered three-year terms. The term of office of the Class II directors expires at the 2017 annual meeting and the election of their successors.

Our Board has nominated three Class II directors for election at this Annual Meeting to hold office until the 2020 annual meeting and the election of their successors. All of the nominees currently are directors. Each agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend the Annual Meeting.

In the election of directors, each proxy will be voted for each of the Class II director nominees unless the proxy withholds authority to vote for any or all of the Class II director nominees.

We have no reason to believe that any of the Class II director nominees will be unable or unwilling for good cause to serve if elected. If any nominee should become unable for any reason or unwilling for good cause to serve, proxies may be voted for another person nominated as a substitute by the Board, or the Board may reduce the number of Class II directors.

Additional information regarding Messrs. Swanson, Thielemann and Urban and all of our other directors, can be found under the “Our Board of Directors” section, the “Security Ownership of Management and Certain Beneficial Owners” section, and the “Compensation of Directors” section of this proxy statement.

Directors are elected by a plurality vote of the shares present in person or represented by proxy at the Annual Meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of the Class II directors. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for Messrs. Swanson, Thielemann and Urban. However, if you hold your shares in street name and do not instruct your broker how to vote in the election of Class II directors, your shares will constitute a broker non-vote and will not be voted for any of the Class II director nominees. See the section of this proxy statement entitled “General Information about the Annual Meeting – Voting Instructions and Information – Election of Directors.”

In light of the individual skills and qualifications of each of our Class II director nominees, our Board has concluded that each of our Class II director nominees should be elected to our Board.

Our Board unanimously recommends that stockholders vote FOR all of our Class II director nominees.

CORPORATE GOVERNANCE

General

Our Certificate of Incorporation provides for the classification of the Board into three classes to allow for staggered three-year terms. Messrs. Lodzinski, Singleton and Snoots serve as Class I directors. Messrs. Swanson, Thielemann and Urban serve as Class II directors, and Messrs. Joliat, Kramer and Zorich serve as Class III directors.

We are committed to high quality corporate governance, which helps us compete more effectively, sustain our success and build long-term stockholder value. The Board reviews our policies and business strategies, and advises and counsels the executive officers who manage the Company.

The full text of the charters of our Audit Committee and Compensation Committee, and our Code of Ethics can be found at www.earthstoneenergy.com. Copies of these documents also may be obtained from our Corporate Secretary.

Governance is a continuing focus at the Company, starting with the Board and extending to management and all employees. The Company is governed by a Board of Directors and committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and committee meetings and also through telephone contact and other communications with management.

Director Attendance

During 2016, our Board held three meetings and all of our directors at the time attended the meetings of the full Board. During 2016, all of the members of the Audit Committee attended all of the meetings of the Audit Committee. In addition, the Board acts from time to time by unanimous written consent in lieu of holding a meeting. During 2016, the Board effected fourteen actions by unanimous written consent.

While we do not have a formal policy regarding our Board members’ attendance at the annual meeting of stockholders, we encourage their attendance. In 2016, Messrs. Lodzinski, Singleton, Joliat, Kramer and Urban attended our annual meeting of stockholders. We expect each of our directors will attend our 2017 Annual Meeting.

A Controlled Company

Through June 2016, and beginning again in May 2017, our Board determined that we were and are now a “controlled company” as defined under the corporate governance rules of the NYSE MKT (pre-May 9, 2017) and the NYSE (post-May 9, 2017) since more than 50% of our issued and outstanding common stock was held by Oak Valley through June 2016 and beginning on May 9, 2017, more than 50% of our outstanding voting power was held by EnCap. As a “controlled company,” we are exempt from certain rules otherwise applicable to companies whose securities are listed on the NYSE MKT and the NYSE, including: (a) the requirement that the Company have a majority of independent directors; (b) the requirement that nominations to the Board be either selected or recommended by a nominating committee consisting solely of independent directors; and (c) the requirement that the Company’s officers’ compensation be either determined or recommended by a compensation committee consisting solely of independent directors. For the period from June 2016 through May 2017, as a result of our equity offering in June 2016, our Board determined that we ceased to be a “controlled company” as defined under the corporate governance rules of the NYSE MKT. Accordingly, the Company was required to have a majority of the members of the Board be “independent” as defined under the corporate governance rules of the NYSE MKT within one year of no longer being a “controlled company.” For the period from June 2016 through May 2017, all nominations to the Board and decisions related to the compensation of the named executive officers were made by the independent directors of the Board.

Director Independence

The current Board consists of nine directors, two of whom are currently employed by the Company (Messrs. Lodzinski and Singleton). In October 2017, the Board conducted an annual review and affirmatively determined that certain non-employee directors (Messrs. Joliat, Kramer, Thielemann and Urban) were “independent” as that term is defined in the listing standards of the NYSE. The Board made a subjective determination as to each independent director that no relationship exists, which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making these determinations, the Board reviewed and discussed information provided with regard to each director’s business and personal activities as they may relate to the Company and its management. Further, the Board determined that Mr. Lodzinski is not independent because he is the President and Chief Executive Officer of the Company and Mr. Singleton is not independent because he is the Executive Vice President, Northern Region. The Board determined that Messrs. Snoots, Swanson and Zorich are not independent because they are affiliated with EnCap which beneficially owns approximately 62.7% of the Class A Common Stock on a fully-diluted as-converted basis. See “Security Ownership of Management and Certain Beneficial Owners.”

Board of Directors Diversity

The Board does not have a formal diversity policy. The Board considers candidates that will make the Board, as a whole, reflective of a range of talents, skills, diversity and expertise.

Stockholder-Recommended Director Candidates

The Board is responsible for identifying individuals qualified to become Board members and nominees for directorship are selected by the Board. The Board takes into account many factors, including general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company in today’s business environment; understanding of the Company’s business on a technical level; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment.

Although the Board is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Board believes that a formal policy is not necessary or appropriate because the current Board already has a diversity of business background and industry experience. Additionally, the Board does not have a formal diversity policy in place for the director nomination process, but instead considers diversity of a candidate’s viewpoints, professional experience, education and skill set as a factor in the consideration and assessment of a candidate as set forth above.

In accordance with our Bylaws, stockholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Board, which identifies the candidate and includes the information described below. The notice should be sent to the following address: Earthstone Energy, Inc., Attention: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Director Nomination Recommendation.”

The notice must contain the following information as to each proposed nominee:

•	name, age, business address and residence address of the nominee;
•	principal occupation or employment of the nominee;
•	class or series and number of shares of our capital stock that are owned beneficially or of record by the nominee; and
•

any other information relating to the nominee that would require disclosure in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The notice must also contain the following information as to the stockholder giving the notice:

•	name and record address of such stockholder;
•	class or series and number of shares of our capital stock that are owned beneficially or of record by such stockholder;
•

all other ownership interests of such stockholder relating to us, including derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities, loans, timed purchases and other economic and voting interests;

•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in such stockholder’s notice; and
•

any other information relating to such stockholder that would require disclosure in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act.

In addition to the foregoing requirements, such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. Each proposed nominee will be required to complete a questionnaire, in a form to be provided by us, to be submitted with the stockholder’s notice. We may also require any proposed nominee to furnish such other information as we may reasonably require in order to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

Board Leadership

Our Board is responsible for the control and direction of the Company. The Board represents the Company’s stockholders and its primary purpose is to build long-term stockholder value. Mr. Lodzinski serves as Chairman of the Board, President and Chief Executive Officer of the Company. The Board believes that Mr. Lodzinski is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry and is also the person most capable of effectively identifying strategic priorities and leading the discussion and execution of corporate strategy. In this combined role, Mr. Lodzinski is able to foster clear accountability and effective decision making. The Board believes that the combined role of Chairman and Chief Executive Officer strengthens the communication between the Board and management and provides a clear roadmap for stockholder communications. Further, as the individual with primary responsibility for managing day-to-day operations, Mr. Lodzinski is best positioned to chair regular Board meetings and ensure that key business issues and risks are brought to the attention of our Board. We therefore believe that the creation of a lead independent director position is not necessary at this time.

Board Risk Oversight

Our Board has ultimate responsibility for general oversight of risk management processes. The Board receives regular reports from Mr. Lodzinski on areas of risk facing the Company. Our risk management processes are intended to identify, manage and control risks so that they are appropriate considering our scope, operations and business objectives. The full Board (or the appropriate Committee in the case of risks in areas for which responsibility has been delegated to a particular Committee) engages with the appropriate members of management to enable its members to understand and provide input to and oversight of our risk identification, risk management and risk mitigation strategies. The Audit Committee also meets without management present to, among other things, discuss the Company’s risk management culture and processes. In the event a Committee receives a report from a member of management regarding areas of risk, the Chairperson of the relevant Committee will report on the discussion to the full Board to the extent necessary or appropriate. This enables the Board to coordinate risk oversight, particularly with respect to interrelated or cumulative risks that may involve multiple areas for which more than one committee has responsibility.

Communications with Directors

Stockholders and other interested parties may communicate with any of our independent directors, including the Committee Chairs, by using the following address:

Earthstone Energy, Inc.

Board of Directors

c/o William A. Wiederkehr, Jr., Corporate Secretary

1400 Woodloch Drive, Suite 300

The Woodlands, Texas 77380

E-mail: billw@earthstoneenergy.com

The Corporate Secretary of the Company reviews communications to the independent directors and forwards the communications to the independent directors as appropriate. All such communications should identify the author as a stockholder and clearly state whether the intended recipients are all members of the Board or just certain specified individual directors. Our Corporate Secretary will make copies of all such communications and circulate them to the appropriate director or directors. Communications involving substantive accounting or auditing matters will be immediately forwarded to the Chairperson of the Audit Committee. Communications that pertain to non-financial matters will be forwarded promptly to the appropriate Committee. Certain items that are unrelated to the duties and responsibilities of the Board will not be forwarded such as: business solicitation or advertisements; product related inquiries; junk mail or mass mailings; resumes or other job related inquiries; spam and overly hostile, threatening, potentially illegal or similarly unsuitable communications.

Board Committees

To assist it in carrying out its duties, the Board has delegated certain authority to an Audit Committee and a Compensation Committee as the functions of each are described below.  Each member of the Audit and Compensation Committees has been determined by the Board to be “independent” for purposes of the listing standards of the NYSE and the rules of the Securities and Exchange Commission (the “SEC”), including the heightened “independence” standard required for members of the Audit Committee. Additionally, our Board has determined that each member of the Compensation Committee is an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Messrs. Kramer and Joliat are each a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Audit Committee. The Audit Committee provides oversight of the Company’s accounting policies, internal controls, financial reporting practices and legal and regulatory compliance. Among other things, the Audit Committee appoints our independent auditor and evaluates its independence and performance; maintains a line of communication between the Board, our management and the independent auditor; and oversees compliance with the Company’s policies for conducting business, including ethical business standards.

From January 1, 2016 through October 11, 2016, the members of our Audit Committee were Messrs. Joliat (Chairperson), Thielemann and Urban. On October 12, 2016, Mr. Kramer was appointed to the Audit Committee and, simultaneously, Mr. Thielemann resigned from the Audit Committee, but continues to serve on the Board. During 2016, the Audit Committee held four meetings. The Board has determined that Mr. Joliat is an “audit committee financial expert” as that term is defined in the listing standards of NYSE MKT and NYSE and the applicable rules of the SEC.

Compensation Committee.  In 2016, our Board did not have a separate compensation committee. After the Company ceased being a “controlled company” in June 2016, all compensation decisions related to the named executive officers of the Company were made by the independent directors serving on the Board. In May 2017, the Company once again became a “controlled company” under the NYSE corporate governance standards. On August 22, 2017, the Board formed a compensation committee (the “Compensation Committee”) of the Board. The members of the Compensation Committee are Messrs. Kramer (Chairperson), Joliat and Thielemann.

The Compensation Committee has been directed by the Board to review and approve annually the corporate goals and objectives applicable to the compensation of the CEO, evaluate at least annually the CEO’s performance in light of those goals and objectives, and determine and approve the CEO’s compensation level based on this evaluation. In determining the long-term incentive components of CEO compensation, the Compensation Committee may consider a number of factors, including, but not limited to, the Company’s performance and relative stockholder return, the value of similar incentive awards to chief executive officers at comparable companies and the awards granted to the CEO in prior years. The Compensation Committee has also been directed review and approve, on an annual basis, the compensation of all other executive officers of the Company. The Compensation Committee has retained a compensation consultant to assist the Compensation Committee in oversight and review of compensation policies of the Company.

Nominating Committee.  In 2016, our Board did not have a separate nominating committee. After the Company ceased being a “controlled company” in June 2016, all decisions relating to the nomination of directors to the Board were made by the independent directors serving on the Board. In May 2017, the Company once again became a “controlled company” under the NYSE corporate governance standards. Although not required, the Board is currently reviewing the potential formation of a nominating committee.

Compensation Committee Interlocks and Insider Participation

Through August 2017, our Board did not have a compensation committee. None of our executive officers serve or have served on the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board. Our President and Chief Executive Officer, Frank A. Lodzinski, has participated in discussions with our Board regarding the compensation of our executive officers; however, he was not present during discussions regarding his compensation. Since August 2017, the members of our Compensation Committee have been Messrs. Kramer, Joliat and Thielemann. There are no members of the Compensation Committee who were officers or employees of the Company or any of its subsidiaries during the fiscal year 2016 or during 2017. During fiscal year 2016, no interlocking relationships existed between any of our named executive officers or members of our Board or Compensation Committee, on the one hand, and the executive officers or members of the board of directors or compensation committee of any other entity, on the other hand.

Corporate Code of Business Conduct and Ethics

Our Board adopted a Code of Business Conduct and Ethics (“Code of Ethics”), which provides general statements of our expectations regarding ethical standards that we expect our directors, officers and employees to adhere to while acting on our behalf.  Among other things, the Code of Ethics provides that:

•	we will comply with all laws, rules and regulations;
•	our directors, officers, and employees are to avoid conflicts of interest and are prohibited from competing with the Company or personally exploiting our corporate opportunities;
•	our directors, officers, and employees are to protect our assets and maintain our confidentiality;
•	we are committed to promoting values of integrity and fair dealing; and
•	we are committed to accurately maintaining our accounting records under generally accepted accounting principles and timely filing our SEC periodic reports and our tax returns.

Our Code of Ethics also contains procedures for employees to report, anonymously or otherwise, violations of the Code of Ethics.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and certain executive officers, and persons who beneficially own more than ten percent of our combined Class A Common Stock and Class B Common Stock, to file initial reports of ownership and reports of changes in ownership of our Class A Common Stock, Class B Common Stock and our other equity securities with the SEC. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during 2016 all of our named executive officers, directors and greater than ten percent holders filed the required reports on a timely basis under Section 16(a) of the Exchange Act.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table includes all holdings of our Class A Common Stock and Class B Common Stock, as of November 21, 2017, of our directors and our named executive officers, our directors and named executive officers as a group, and all those known by us to be beneficial owners of more than five percent of our outstanding shares of Class A Common Stock or Class B Common Stock. Unless otherwise noted, the mailing address of each person or entity named below is 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380.

	Shares Beneficially Owned by Certain Beneficial Owners and Management (1)(2)
	Class A Common Stock		Class B Common Stock		Combined Voting Power (3)
Name	Number	Percent of Class (4)	Number	Percent of Class (5)	Number	Percent
Named Executive Officers:
Frank A. Lodzinski (6)	242,798 (7)	*	-	-	242,798 (7)	*
Robert J. Anderson	85,613 (7)	*	-	-	85,613 (7)	*
Timothy D. Merrifield	114,150 (7)	*	-	-	114,150 (7)	*
Ray Singleton	527,502 (7)	1.9%	-	-	527,502 (7)	*
Tony Oviedo	20,000 (7)	*	-	-	20,000 (7)	*
Mark Lumpkin, Jr.	13,334 (7)	*	-	-	13,334 (7)	*

Non-Management Directors:
Jay F. Joliat	121,451 (7)	*	-	-	121,451 (7)	*
Phillip D. Kramer	9,000 (7)	*	-	-	9,000 (7)	*
Wynne M. Snoots, Jr. (8)	-	-	34,606,524	96.0%	34,606,524	54.5%
Douglas E. Swanson, Jr. (8)	5,250,552	19.1%	34,606,524	96.0%	39,857,076	62.7%
Brad A. Thielemann	-	-	-	-	-	*
Zachary G. Urban	12,415 (7)	*	-	-	12,415 (7)	*
Robert L. Zorich (8)	5,250,552	19.1%	34,606,524	96.0%	39,857,076	62.7%

Officers and Directors as a Group (thirteen persons):	6,396,815	23.3%	34,606,524	96.0%	41,003,339	64.5%

Beneficial Owners of More than Five Percent:
EnCap Investments L.P. (8)	5,250,552	19.1%	34,606,524	96.0%	39,857,076	62.7%
Flatonia Energy, LLC (9)	2,957,288	10.8%	-	-	2,957,288	4.7%

*	Less than one percent.
(1)

Subject to the terms of the First Amended and Restated Limited Liability Company Agreement (the “EEH LLC Agreement”) of EEH, holders (“EEH Unit Holders”) of limited liability company interests of EEH (“EEH Units”) will have the right to exchange all or a portion of its EEH Units (together with a corresponding number of shares of Class B Common Stock) for Class A Common Stock (or the cash option) at an exchange ratio of one share of Class A Common Stock for each EEH Unit (and corresponding share of Class B Common Stock) exchanged. Pursuant to Rule 13d-3 under the Exchange Act, a person has beneficial ownership of a security as to which that person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares voting power and/or investment power of such security and as to which that person has the right to acquire beneficial ownership of such security within 60 days. Earthstone has the option to deliver cash in lieu of shares of Class A Common Stock upon exercise by EEH Unit Holders of their exchange right. As a result, beneficial ownership of Class B Common Stock and EEH Units is not reflected as beneficial ownership of shares of our Class A Common Stock for which such units and stock may be exchanged.

(2)

This table lists beneficial ownership of voting securities as calculated under SEC rules. Otherwise, except to the extent noted below, each director, named executive officer or entity has sole voting and investment power over the shares reported. None of the shares are pledged as security by the named person.

(3)

Represents the percentage of voting power of our Class A Common Stock and Class B Common Stock voting together as a single class. Each share of Class B Common Stock has no economic rights, but entitles the holder thereof to one vote for each EEH Unit held by such holder.

(4)	The percentage is based upon 27,507,418 shares of Class A Common Stock issued and outstanding as of November 21, 2017.
(5)	The percentage is based upon 36,052,169 shares of Class B Common Stock issued and outstanding as of November 21, 2017.
(6)

Includes 192,798 shares of Class A Common Stock held in the name of Azure Energy, LLC (“Azure”). Mr. Lodzinski disclaims beneficial ownership of the shares held by Azure, except to the extent of his pecuniary interests therein.

(7)

Represents the following number of restricted stock units that have vested or will vest within 60 days of November 21, 2017 with each restricted stock unit representing the contingent right to receive one share of our Class A Common Stock: Mr. Lodzinski – 25,000; Mr. Anderson – 12,500; Mr. Merrifield – 11,625; Mr. Singleton – 10,875; Mr. Oviedo – 5,000; Mr. Lumpkin – 13,334; Mr. Joliat – 3,375; Mr. Kramer – 3,375; Mr. Urban – 3,375; and all directors and named executive officers as a group – 88,459.

(8)

Six affiliated investment funds (the “EnCap Funds”), specifically EnCap Energy Capital Fund VII, L.P. (“EnCap Fund VII”) holds 4,611,808 shares of Class A Common Stock, EnCap Energy Capital Fund VI, L.P. (“EnCap Fund VI”) holds 316,937 shares of Class A Common Stock, EnCap VI-B Acquisitions, L.P. (“EnCap Fund VI-B”) holds 173,486 shares of Class A Common Stock, EnCap Energy Capital Fund V, L.P. (“EnCap Fund V”) holds 82,782 shares of Class A Common Stock, EnCap V-B Acquisitions, L.P. (“EnCap Fund V-B”) holds 65,539 shares of Class A Common Stock and EnCap Energy Capital Fund IX, L.P. (“EnCap Fund IX”) beneficially holds 34,606,524 shares of Class B Common Stock, which are owned by its wholly-owned subsidiary Bold Holdings. EnCap Partners GP, LLC (“EnCap Partners GP”) is the sole general partner of EnCap Partners, LP (“EnCap Partners”), which is the managing member of EnCap Investments Holdings, LLC (“EnCap Holdings”), which is the sole member of EnCap Investments Holdings Blocker, LLC (“EnCap Holdings Blocker”). EnCap Holdings Blocker is (i) the sole member of EnCap Investments GP, L.L.C. (“EnCap Investments GP”), which is the sole general partner of EnCap Investments L.P. (“EnCap”), and (ii) the sole limited partner of EnCap. EnCap is the sole general partner of each of EnCap Equity Fund VII GP, L.P. (“EnCap Fund VII GP”), EnCap Equity Fund VI GP, L.P. (“EnCap Fund VI GP”), EnCap Equity Fund V GP, L.P. (“EnCap Fund V GP”) and EnCap Equity Fund IX GP, L.P. (“EnCap Fund IX GP”). EnCap Fund VII GP is the general partner of EnCap Fund VII. EnCap Fund VI GP is the general partner of EnCap Fund VI. EnCap Fund VI GP is also the general partner of EnCap Energy Capital Fund VI-B, L.P. (“EnCap Capital Fund VI-B”), which is the sole member of EnCap VI-B Acquisitions GP, LLC (“EnCap VI-B Acquisitions GP”), which is the general partner of EnCap Fund VI-B. EnCap Fund V GP is the general partner of EnCap Fund V. EnCap Fund V GP is also the general partner of EnCap Energy Capital Fund V-B, L.P. (“EnCap Capital Fund V-B”), which is the sole member of EnCap V-B Acquisitions GP, LLC (“EnCap V-B Acquisitions GP”), which is the general partner of EnCap Fund V-B. EnCap Fund IX GP is the general partner of EnCap Fund IX. Therefore, EnCap Partners GP, EnCap Partners, EnCap Holdings, EnCap Holdings Blocker, EnCap Investments GP, EnCap, EnCap Fund VII GP, EnCap Fund VI GP, EnCap Fund V GP, EnCap Capital Fund V-B, EnCap Capital Fund VI-B, EnCap VI-B Acquisitions GP, EnCap V-B Acquisitions GP and EnCap Fund IX GP may be deemed to beneficially own the listed securities. Mr. Snoots is a member of the board of managers of Bold Holdings. Messrs. Snoots, Swanson and Zorich do not have the sole or shared power to vote or dispose of the Class A Common Stock or Class B Common Stock held by the EnCap Funds. Messrs. Swanson and Zorich are each a managing partner of EnCap Partners and may be deemed to beneficially own the reported securities held by the EnCap Funds. Each of Messrs. Snoots, Swanson and Zorich disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interest therein. The address for the EnCap entities listed above is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002.

(9)

Flatonia Holdings, LLC (“Flatonia Holdings”) is the direct and indirect owner of 100% of the membership interests of Flatonia Energy, LLC (“Flatonia”). Three affiliated entities, specifically Energy Recapitalization and Restructuring Fund, L.P. (“ERR”), ERR FI Flatonia Holdings, LLC (“ERR FI Flatonia Holdings”), and ERR FI II Flatonia Intermediate, L.P. (“ERR FI II Flatonia Intermediate”) collectively own 59.6% of the membership interests of Flatonia Holdings. ERR FI Flatonia Holdings is an indirect wholly owned subsidiary of Energy Recapitalization and Restructuring FI Fund, L.P. (“ERR FI”). ERR FI II Flatonia Intermediate is an indirect wholly owned subsidiary of Energy Recapitalization and Restructuring FI II Fund, L.P. (“ERR FI II” and, together with ERR and ERR FI, collectively, the “ERR Funds”). Parallel Resource Partners, LLC (“Parallel”) serves as the general partner of, and has the power to direct the affairs of, each of the ERR Funds. Parallel also serves as the manager of Flatonia Holdings and owns, directly or indirectly, 1.5% of the membership interests of Flatonia Holdings. The board of managers of Parallel consists of Clint D. Carlson, C. John Wilder, Jr., Ron Hulme, John K. Howie, and Jonathan Siegler. Together, Carlson Energy Partners I, LLC (“CEP I”) and Bluescape Energy Partners LLC (“BEP”) have the power to direct the affairs of Parallel. Additionally, CEP I and BEP each own 50% of the outstanding membership interests of Parallel. Together, Carlson Energy Corp. (“Carlson Corp”), Ron Hulme and John K. Howie have the power to direct the affairs of CEP I. Mr. Clint D. Carlson has the power to direct the affairs of Carlson Corp. Bluescape Resources Company LLC (“Bluescape Resources”) has the power to direct the affairs of BEP. Mr. C. John Wilder, Jr. has the power to direct the affairs of Bluescape Resources. The address of Flatonia is c/o Parallel Resource Partners, LLC, 919 Milam Street, Suite 550, Houston, Texas 77002.

COMPENSATION OF DIRECTORS

Directors who are employees of the Company, as well as directors who are employed by EnCap, receive no additional compensation for serving on the Board. On July 27, 2016, the Board adopted effective as of April 1, 2016, the following compensation program for two of the non-employee members of the Board, Jay F. Joliat and Zachary G. Urban: (i) an annual cash retainer of approximately $40,000, and (ii) an initial equity grant of 9,000 shares and annual equity grants, thereafter, with a fair market value of approximately $50,000 at the time of grant. In addition, the audit committee chair will be entitled to receive an additional $8,000 cash payment annually. On June 1, 2016, the Board granted Messrs. Joliat and Urban restricted stock unit awards under the 2014 Plan. In October 2016, the Board approved the above compensation program for Mr. Kramer and granted a restricted stock unit award to him. In August 2017, the Board amended the compensation program for non-employee directors to provide an additional annual cash payment of $8,000 to the chair of the Compensation Committee. Restricted stock units are generally settled in shares of Class A Common Stock issued on a quarterly basis shortly after the end of each calendar quarter.

Director Compensation in 2016

The following table sets forth the aggregate compensation paid to our non-employee directors during year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
Jay F. Joliat	36,000	109,980	145,980
Phillip D. Kramer	—	90,180	90,180
Douglas E. Swanson, Jr.	—	—	—
Brad A. Thielemann	—	—	—
Zachary G. Urban	30,000	109,980	139,980
Robert L. Zorich	—	—	—

(1)

Reflects the full grant date fair value of restricted stock unit awards granted in 2016 calculated in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. For a discussion of valuation assumptions, see Note 10. Stock Based Compensation, in the Notes to Consolidated Financial Statements included in our annual report on Form 10-K/A for the year ended December 31, 2016. Messrs. Joliat, Kramer and Urban were granted 9,000 restricted stock units that vested as to 3,000 units on January 1, 2017 and the remaining 6,000 units in 12 equal monthly installments beginning on January 31, 2017. Each restricted stock unit represents the contingent right to receive one share of our Class A Common Stock.

The following table presents the number of outstanding restricted stock units held by our non-employee directors as of December 31, 2016:

Name	Number of Shares Subject to Restricted Stock Units Outstanding As of December 31, 2016
Jay F. Joliat	9,000
Phillip D. Kramer	9,000
Douglas E. Swanson, Jr.	—
Brad A. Thielemann	—
Zachary G. Urban	9,000
Robert L. Zorich	—

MANAGEMENT

The following table sets forth the names and ages of all of our executive officers, the positions and offices with us held by such persons and the months and years in which continuous service as executive officers began:

Name	Executive Officer Since	Age	Position
Frank A. Lodzinski	December 2014	68	Chairman of the Board, President and Chief Executive Officer
Robert J. Anderson	December 2014	55	Executive Vice President, Corporate Development and Engineering
Tony Oviedo	February 2017	63	Executive Vice President, Accounting and Administration
Mark Lumpkin, Jr.	August 2017	44	Executive Vice President and Chief Financial Officer
Steve C. Collins	December 2014	52	Executive Vice President, Completions and Operations
Christopher E. Cottrell	December 2014	57	Executive Vice President, Land and Marketing
Timothy D. Merrifield	December 2014	61	Executive Vice President, Geological and Geophysical
Francis M. Mury	December 2014	65	Executive Vice President, Drilling and Development
Ray Singleton	March 1993	66	Director and Executive Vice President, Northern Region

See “Our Board of Directors” above for biographical information of Messrs. Lodzinski and Singleton.

Robert J. Anderson is a petroleum engineer with over 30 years of diversified domestic and international oil and gas experience. He has served as our Executive Vice President, Corporate Development and Engineering since December 2014.  Previously, he served in a similar capacity with Oak Valley from March 2013 until the closing of its strategic combination with the Company in December 2014.  Prior to joining Oak Valley, he served from August 2012 to February 2013 as Executive Vice President and Chief Operating Officer of Halcón. Mr. Anderson was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012, ultimately serving as a director and Executive Vice President, Chief Operating Officer – Northern Region. He was involved in the formation of Southern Bay Energy in September 2004 as Vice President, Acquisitions until its merger with GeoResources in April 2007. From March 2004 to August 2004, Mr. Anderson was employed by AROC, a predecessor company to Southern Bay Energy, as Vice President, Acquisitions and Divestitures. From September 2000 to February 2004, he was employed by Anadarko Petroleum Corporation as a petroleum engineer. In addition, he has worked with major oil companies, including ARCO International/Vastar Resources, and independent oil companies, including Hunt Oil, Hugoton Energy, and Pacific Enterprises Oil Company. His professional experience includes acquisition evaluation, reservoir and production engineering, field development, project economics, budgeting and planning, and capital markets. His domestic acquisition and divestiture experience includes Texas and Louisiana (offshore and onshore), Mid-Continent, and the Rocky Mountain states, and his international experience includes Canada, South America, and Russia. Mr. Anderson has a B.S. degree in Petroleum Engineering from the University of Wyoming and an MBA from the University of Denver.

Tony Oviedo has over 30 years of professional experience with both private and public oil and gas companies. Prior to joining us, he was employed by GeoMet, where, since 2006, he had served as the Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Controller. In addition, Mr. Oviedo was employed by Resolution Performance Products, LLC, where he was Compliance Director and has held positions as Chief Accounting Officer, Controller, and Director of Financial Reporting with various companies in the oil and gas industry. Prior to the aforementioned experience, he served in the audit practice of KPMG LLP’s Energy Group. Mr. Oviedo holds a Bachelor’s degree in Business Administration with a concentration in accounting and tax from the University of Houston and is a Certified Public Accountant in the state of Texas.

Mark Lumpkin, Jr. has over 20 years of experience including over 13 years of oil and gas finance experience. He has served as our Executive Vice President and Chief Financial Officer since August 2017. Immediately prior to joining Earthstone, he served as Managing Director at RBC Capital Markets in the Oil and Gas Corporate Banking group, beginning in 2011 with a focus on upstream and midstream debt financing. From 2006 until 2011, he was employed by The Royal Bank of Scotland in the Oil and Gas group within the Corporate and Investment Banking division, focusing primarily on the upstream subsector. Prior to RBS, he spent two years focused on capital markets and mergers and acquisitions primarily in the upstream sector at a boutique investment bank. Mr. Lumpkin graduated with a B.A. degree in Economics from Louisiana State University and graduated with a Master of Business Administration degree with a Finance concentration from Tulane University.

Steven C. Collins is a petroleum engineer with over 28 years of operations and related experience.  He has served as our Executive Vice President, Completions and Operations since December 2014. Previously, he served in a similar capacity with Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Prior to employment by Oak Valley, he served from August 2012 to November 2012 as a consultant to Halcón.  Mr. Collins was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012 and directed field operations, including well completion, production and workover operations. Prior to employment by GeoResources, he served as Vice President of Operations for Southern Bay, AROC, and Texoil, and as a petroleum and operations engineer at Hunt Oil Company and Pacific Enterprises Oil Company.  His experience includes Texas, Louisiana (onshore and offshore), North Dakota, Montana, and the Mid-Continent. Mr. Collins graduated with a B.S. degree in Petroleum Engineering from the University of Texas.

Christopher E. Cottrell has over 33 years of oil and gas industry experience. He has served as our Executive Vice President, Land and Marketing since December 2014.  Previously, he served in a similar capacity with Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014.   Prior to employment by Oak Valley, he was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012, ultimately serving as Vice President of Land and Marketing, responsible for land and operating contract matters including oil and gas marketing, land and lease records, title and division orders. In addition, he was actively involved in due diligence associated with business development matters. He has held previous roles at AROC, Texoil, Williams Exploration, Ashland Exploration, American Exploration, Belco Energy, and Citation Oil & Gas. Mr. Cottrell graduated with a B.B.A. degree in Petroleum Land Management from the University of Texas.

Timothy D. Merrifield has over 37 years of oil and gas industry experience. He has served as our Executive Vice President, Geology and Geophysics since December 2014. Previously, he served in a similar capacity with Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014.  Prior to employment by Oak Valley, he served from August 2012 to November 2012 as a consultant to Halcón upon its merger with GeoResources, Inc. in August 2012. From April 2007 to August 2012, Mr. Merrifield led all geology and geophysics efforts at GeoResources. He has held previous roles at AROC, Force Energy, Great Western Resources and other independents.  His domestic experience includes Texas, Louisiana (onshore and offshore), North Dakota, Montana, New Mexico, Rocky Mountain States, and the Mid-Continent. In addition, he has international experience in Peru and the East Irish Sea. Mr. Merrifield attended Texas Tech University.

Francis M. Mury has over 42 years of oil and gas industry experience. He has served as our Executive Vice President, Drilling and Development since December 2014. Previously, he served in a similar capacity with Oak Valley from its formation in December 2012 until the closing of its strategic combination with the Company in December 2014. Prior to employment by Oak Valley, he was employed by GeoResources, Inc. from April 2007 until its merger with Halcón in August 2012, ultimately serving as an Executive Vice President, Chief Operating Officer–Southern Region. He has held prior roles at AROC, Texoil, Hampton Resources, Wainoco Oil & Gas Company, Diasu Exploration Company, and Texaco, Inc. His experience extends to all facets of petroleum engineering, including reservoir engineering, drilling and production operations, petroleum economics, geology, geophysics, land, and joint operations. Geographical areas of experience include Texas and Louisiana (offshore and onshore), North Dakota, Montana, Mid-Continent, Florida, New Mexico, Oklahoma, Wyoming, Pennsylvania and Michigan. Mr. Mury graduated from Nicholls State University with a degree in Computer Science.

There are no arrangements or understandings between any of Messrs. Lodzinski, Anderson, Collins, Cottrell, Lumpkin, Merrifield, Mury, Oviedo and Singleton, or any other person pursuant to which such person was selected as an officer. None of Messrs. Lodzinski, Anderson, Collins, Cottrell, Lumpkin, Merrifield, Mury, Oviedo and Singleton has any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer.

Executive Compensation

Compensation Discussion and Analysis

Overview

The following Compensation Discussion and Analysis, or CD&A, provides information about the compensation program for our principal executive officer, principal accounting officer and our other three most highly-compensated executive officers (collectively, the “named executive officers” or “NEOs”), and is intended to place in perspective the information contained in the executive compensation tables that follow this discussion. This CD&A provides a general description of the material elements of our compensation program and specific information about its various components.

Although this CD&A focuses on the information in the tables below and related footnotes, as well as the supplemental narratives relating to the fiscal year ended December 31, 2016, we also describe compensation actions taken after the last completed fiscal year to the extent it enhances the understanding of our named executive officer compensation disclosure.

Compensation Philosophy and Objectives

We operate in a highly competitive and challenging environment and must retain, attract and motivate talented individuals with the requisite technical and managerial skills to pursue our business strategy. The objectives of our compensation program are to:

•	Encourage growth in our oil and natural gas reserves and production;
•	Encourage growth in cash flow and profitability;
•	Mitigate risks in our business related to compensation by balancing fixed compensation with short-term and potentially long-term incentive compensation; and
•	Enhance total stockholder returns through a compensation program that attracts and retains highly qualified executive officers.

Elements of Our Compensation Program

Element	Characteristics	Primary Objective
Base Salary	Cash	Retain and attract highly talented individuals
Short-Term Incentives	Cash bonus	Reward individual and corporate performance
Long-Term Incentives	Equity awards vesting over a period of time or based on performance metrics

Align the interests of our employees and stockholders by providing employees with incentive to perform technically and financially in a manner that promotes share price appreciation.  The Board is currently evaluating the use of long-term incentives

Other Benefits	401(k) matching plans and employee health benefit plans	Provide benefits that promote employee health and support employees in attaining financial security

Base Salary. Base salary is the principal fixed component of our compensation program, and has historically been reviewed in the first quarter of each year.  It is intended to provide   our named executive officers with a regular source of income to compensate them for their day-to-day efforts in managing the Company. Base salary is primarily used to retain and attract highly talented individuals. Base salary varies depending on the named executive officer’s experience, responsibilities, education, professional standing in the industry, changes in the competitive marketplace and the importance of the position to the Company.

Due to low commodity prices prevailing in the oil and gas industry, no salary increases were granted to named executive officers or other staff in 2016. In January 2016, the Board and our Chief Executive Officer further considered the continued low commodity prices and, with the approval of our Board, implemented certain company-wide staffing and salary reductions, effective February 1, 2016. These salary reductions applied to most officers and employees, except where an officer or employee assumed significant added responsibility. Effective July 1, 2017, in light of improved commodity prices and their efforts through the reduced salary period, the Board and our Chief Executive Officer approved salary increases for most officers and employees. The following table shows the annual base salaries for our named executive officers in 2016 and 2017.

	January 1, 2016	February 1, 2016	Base Salary
	Through	Through	Effective
Name	January 31, 2016 ($)	June 30, 2017 ($)	July 1, 2017 ($)
Frank A. Lodzinski	255,000	229,500	320,000
Robert J. Anderson	235,000	235,000	320,000
Timothy D. Merrifield	235,000	211,500	270,000
Ray Singleton	231,000	207,900	240,000
G. Bret Wonson (1)	177,000	167,000	—
Tony Oviedo (2)	—	220,000	250,000
Mark Lumpkin, Jr. (3)	—	—	280,000

(1)	Resigned effective February 9, 2017.
(2)	Appointed Executive Vice President – Accounting and Administration effective February 9, 2017.
(3)	Appointed Executive Vice President and Chief Financial Officer effective August 21, 2017.

Elements of Our Compensation Program

Short-Term Incentives. Short-term incentive compensation is the short-term variable portion of our compensation program and is based on the principle of pay-for-performance. Short-term incentives have historically been reviewed in the first quarter of each year or at the end of the fourth quarter. The objective of short-term incentives is to reward our named executive officers based on the performance of the Company as a whole and the contributions of the individual named executive officer in relation to our success. The Company did not pay any material short-term incentives, for the year ended December 31, 2016, although the named executive officers did participate in bonuses totaling 5% of base salary paid to all employees in December of 2016.

Long-Term Incentives. Long-term incentives may be awarded to our named executive officers under the 2014 Plan, which was originally approved by our stockholders in December 2014. Under the 2014 Plan, the Board has the flexibility to choose among a number of forms of long-term incentive compensation, including stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance units, performance shares, or other incentive awards. In the past, the Company has granted restricted stock awards to employees and non-employee directors under prior Company equity plans.

On June 1, 2016, the Board approved awards of restricted stock units (“RSUs”) to our named executive officers after considering that the base salary levels of our named executive officers are well below industry peers and further considering that no material short-term incentives were paid for 2016.   The following table shows the restricted stock unit awards granted to our named executive officers on June 1, 2016:

Name	Number of RSUs that Vested on January 1, 2017	Aggregate Number of RSUs Vesting on a Monthly Basis Beginning on January 31, 2017	Total
Frank A. Lodzinski	50,000	100,000	150,000
Robert J. Anderson	25,000	50,000	75,000
Timothy D. Merrifield	23,500	46,500	70,000
Ray Singleton	21,500	43,500	65,000
G. Bret Wonson *	8,334	16,666	25,000

*

The restricted stock unit award for Mr. Wonson would have vested as to one-third on April 1, 2017 and the remaining two-thirds would have vested in 24 equal monthly installments beginning on April 30, 2017.  However, Mr. Wonson resigned from all positions with the Company in February 2017, forfeiting all RSUs.

Other Benefits. All employees may participate in our 401(k) Retirement Savings Plan (“401(k) Plan”). Each employee may make before-tax contributions in accordance with the limits established by the Internal Revenue Service. We provide our 401(k) Plan to help our employees attain financial security by providing them with a program to save a portion of their cash compensation for retirement in a tax efficient manner. Our matching contribution is an amount equal to 100% of the employee’s elective deferral contribution not to exceed 6% of the employee’s compensation. Due to low commodity prices, effective April 1, 2016, matching contributions were suspended. In May 2017, matching contributions were reinstated.

All full time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Roles of our CEO and the Board

Our Board has overall responsibility for the compensation of our named executive officers. The Board monitors our director and named executive officer compensation and benefit plans, policies and programs to insure that they are consistent with our compensation philosophy and objectives, along with our corporate governance guidelines. Our Chief Executive Officer, Mr. Lodzinski, makes recommendations to the Board regarding the base salary, short-term and long-term incentive compensation with respect to the named executive officers (other than himself) based on his analysis and assessment of their performance. Such officers are not present at the time of these deliberations. The Board, in its discretion, may accept, modify or reject any or all such recommendations. The Board independently determines the salary, short-term and long-term incentive compensation for our Chief Executive Officer with limited input from him.

Factors Considered in Setting Executive Compensation

To achieve the objectives of our compensation program, the Board believes that the compensation of each of our named executive officers should reflect the performance of the Company as a whole and the contributions of the individual named executive officer in relation to our success. In other words, our compensation program is based on the idea of pay for performance. The following is a summary of the factors considered in setting compensation for our named executive officers in addition to the factors discussed above under each element of our compensation program.

Compensation Risks.  The Board reviewed the policies and practices of our compensation program, including, among other things, the types and level of our compensation in relation to the Company as a whole and on a per division basis and the fixed and variable aspects of our compensation. The Board does not believe that our compensation program encourages our named executive officers to take unreasonable risks related to our business. Based upon the Board’s review, the Board concluded that there are no compensation related risks that are reasonably likely to have a material adverse effect on the Company.

Other Compensation Practices

Accounting and Tax Considerations. Our Board reviews and takes into account current tax, accounting and securities regulations as they relate to the design of our compensation programs and related decisions. Section 162(m) of the Code imposes a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any tax year for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. We have no individuals with non-performance based compensation paid in excess of the Code Section 162(m) tax deduction limit.

Stock Ownership Guidelines and Pledging Limitations. We do not currently have ownership requirements or a stock retention policy for our named executive officers or non-management directors. The Board has adopted a policy requiring our named executive officers and members of the Board to obtain Board approval prior to pledging, or using as collateral, our Class A Common Stock or Class B Common Stock in order to secure personal loans or other obligations, which includes holding shares of our Class A Common Stock or Class B Common Stock in a margin account.

We will continue to review periodically best practices in this area and re-evaluate our position with respect to stock ownership guidelines and pledging limitations.

Clawback Provisions. Although we do not presently have any formal policies or practices that provide for the recovery of prior incentive compensation awards that were based on financial information later restated as a result of the Company’s material non-compliance with financial reporting requirements, in such event we reserve the right to seek all recoveries currently available under law. The Board has included a provision in our equity grant agreements whereby the equity grants to named executive officers are subject to any clawback policies the Company may adopt which may result in the reduction, cancellation, forfeiture or recoupment of such grants if certain specified events occur, including, but not limited to, any accounting restatement due to any material noncompliance with financial reporting regulations by the Company.

No Employment Agreements. We have no employment contracts in place with any of our named executive officers, each of whom serve at the will of our Board.

Summary Compensation Table

The following table presents, for the years ended December 31, 2016 and 2015, for the nine month period from April 1, 2014 to December 31, 2014 (the “Stub Period”), and for the year ended March 31, 2014, the compensation of Mr. Lodzinski, our principal executive officer; Mr. Wonson, our principal financial officer during the years ended December 31, 2016 and 2015; and Messrs. Anderson, Merrifield and Singleton, our three most highly-compensated executive officers (other than the principal executive officer and principal financial officer) during the years ended December 31, 2016 and 2015 (collectively, the “named executive officers” or “NEOs”). There has been no compensation awarded to, earned by or paid to any employees required to be reported in any table or column in the fiscal years covered by any table, other than what is set forth in the following table:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards (2) ($)		Non-equity incentive plan compensation (3) ($)	All Other Compensation ($)		Total ($)
Frank A. Lodzinski	2016	$231,625	$11,475		$1,833,000		$—	$3,810		$2,079,910
President, Chairman and Principal Executive Officer	2015	$255,000	$—		$—		$—	$3,185	(7)	$258,185
	Stub Period (4)	$8,543	$100,000	(1)	$—		$—	$—		$108,543

Robert J. Anderson	2016	$235,000	$11,750		$916,500		$—	$3,525		$1,166,775
Executive Vice President, Corporate Development and Engineering	2015	$235,000	$—		$—		$—	$15,900	(8)	$250,900
	Stub Period (4)	$7,814	$100,000	(1)	$—		$—	$545	(8)	$108,359

Timothy D. Merrifield	2016	$213,458	$10,575		$855,400		$—	$3,349		$1,082,782
Executive Vice President, Geological and Geophysical	2015	$235,000	$—		$—		$—	$15,900	(8)	$250,900
	Stub Period (4)	$7,844	$95,000	(1)	$—		$—	$476	(8)	$103,320

Ray Singleton (5)	2016	$209,825	$10,395		$794,300		$—	$3,234		$1,017,754
Executive Vice President, Northern Region	2015	$231,000	$—		$—		$—	$13,283	(8)	$244,283
	Stub Period	$173,250	$9,625		$23,111		$188,923	$6,512	(6)	$401,421
	2014	$231,000	$—		$22,044		$188,923	$9,495	(6)	$451,462

G. Bret Wonson	2016	$167,833	$8,850		$332,500	$(9)	$—	$2,555		$511,738
Chief Accounting Officer and Principal Financial Officer	2015	$177,000	$—		$—		$—	$13,508	(8)	$190,508

(1)

Bonus amounts were earned prior to the closing of the Exchange Agreement dated May 15, 2014 and as amended September 26, 2014 (the “Exchange Agreement”), between the Company and Oak Valley; however, the Company paid the bonuses in January 2015.

(2)

Amount shown represents the grant date fair value of the restricted stock units and shares of restricted stock granted during 2016, 2015 and 2014. These amounts were calculated based on the closing market price for our shares on the NYSE MKT on the date of grant.

(3)

Includes $188,923 earned for the fiscal year ended March 31, 2014, and $188,923 during the Stub Period under our performance bonus plan, which was paid in July 2014 but was related to performance for the year ended March 31, 2014.

(4)	Information for Mr. Lodzinski, Mr. Anderson and Mr. Merrifield represents the period from December 19, 2014, the date upon which they became employees of the Company, through December 31, 2014.
(5)	Mr. Singleton was the Company’s President and Chief Executive Officer during 2014 and for the Stub Period through the closing of the Exchange Agreement on December 19, 2014.
(6)

Amounts include (i) matching funds contributed by the Company to Mr. Singleton’s 401(k) plan account of $5,323 for the Stub Period, and $8,019 for the fiscal year ended March 31, 2014, and (ii) $1,189 for the Stub Period, and $1,476 for premiums paid by the Company on a life insurance policy for Mr. Singleton during fiscal year ended March 31, 2014, which provides for payment of a death benefit to Mr. Singleton’s designated beneficiary.

(7)	Amount shown represents premiums paid by the Company related to a life insurance policy for Mr. Lodzinski.
(8)	Amounts shown represent matching funds contributed by the Company to the officer’s 401(k) plan accounts.
(9)	Mr. Wonson resigned from all positions with the Company in February 2017. All of his outstanding RSUs were unvested and forfeited in connection with his resignation.

Outstanding Equity Awards at Year End

The following table provides information concerning unvested restricted stock unit awards and equity incentive plan awards for our named executive officers as of December 31, 2016.

	Stock Awards
Name	Number of shares or units of stock that have not vested (#) (1)	Market value of shares or units of stock that have not vested ($) (2)
Frank A. Lodzinski	150,000	2,061,000
Robert J. Anderson	75,000	1,030,500
Timothy D. Merrifield	70,000	961,800
Ray Singleton	65,000	893,100
G. Bret Wonson	25,000	343,500

(1)	Represents restricted stock units granted in 2016 which vest monthly throughout 2017, with the exception of Mr. Wonson’s which were forfeited in February 2017 upon his resignation.
(2)	Amount shown represents the fair value of the shares of restricted stock units based on the closing market price of our shares of common stock on the NYSE MKT on December 30, 2016, which was $13.74.

The table below shows the vesting dates for the respective unvested restricted stock units listed in the above Outstanding Equity Awards at Year End table:

Vesting date	Lodzinski	Anderson	Merrifield	Singleton	Wonson
January 1, 2017	50,000	25,000	23,500	21,500	—
12 equal monthly installments on the last day of the month, beginning January 31, 2017	8,333	4,167	3,875	3,625	—
April 1, 2017	—	—	—	—	8,334
24 equal monthly installments on the last day of the month, beginning April 30, 2017	—	—	—	—	694

Grants of Plan-Based Awards

The following table provides information about time-based restricted stock unit awards granted on June 1, 2016 under the 2014 Plan to our named executive officers during the year ended December 31, 2016.  For named executive officers other than Mr. Wonson, the restricted stock unit awards vest as to one-third of the award on January 1, 2017 and thereafter in 12 equal monthly installments beginning on January 31, 2017.  Each restricted stock unit represents a continent right to receive one share of our Class A Common Stock. Restricted stock units are generally settled in shares of Class A Common Stock issued on a quarterly basis shortly after the end of each calendar quarter.

Name	Number of RSUs Vested on January 1, 2017	Aggregate Number of RSUs Vesting on a Monthly Basis Beginning on January 31, 2017	Total
Frank A. Lodzinski	50,000	100,000	150,000
Robert J. Anderson	25,000	50,000	75,000
Timothy D. Merrifield	23,500	46,500	70,000
Ray Singleton	21,500	43,500	65,000
G. Bret Wonson *	8,334	16,666	25,000

*

Mr. Wonson resigned from all positions with the Company in February 2017. All of his outstanding RSUs were unvested and forfeited in connection with his resignation.  One-third of the RSU award for Mr. Wonson was scheduled to vest on April 1, 2017 and the remaining two-thirds were scheduled to vest in 24 equal monthly installments beginning on April 30, 2017.

Employment Contracts and Termination of Employment

We do not have any employment agreements with our named executive officers. The restricted stock unit agreements under which we have granted restricted stock unit awards under the 2014 Plan contain provisions providing for accelerated vesting upon the death or disability of the executive officer and upon termination of employment by the Company without cause or termination of employment by the executive officer for “good reason.”

For purposes of the restricted stock unit agreements, the term “good reason” means without the executive officer’s written consent (A) a material reduction in the executive officer’s authority, duties or responsibilities compared to the executive officer’s authority, duties and responsibilities as of the grant date; (B) the executive officer’s principal work location being moved more than 35 miles, from the Company’s current location in The Woodlands, Texas; (C) the Company or any of its subsidiaries materially reduces the executive officer’s base salary (unless the base salaries of substantially all other senior executives of the Company are similarly reduced); or (D) if the executive officer is a party to an employment agreement with the Company, any material breach of such employment agreement by the Company.  Termination for good reason by the executive requires prior written notice to the Company and the opportunity for the Company to cure. For purposes of the restricted stock unit agreements, the term “Cause” means (A) the executive officer’s failure to perform (other than due to disability or death) the duties of the executive officer’s position (as they may exist from time to time) to the reasonable satisfaction of the Company or any of its subsidiaries after receipt of a written warning and at least fifteen (15) days’ opportunity for the executive officer to cure the failure, (B) any act of fraud or dishonesty committed by the executive officer against or with respect to the Company or any of its subsidiaries or customers as shall be reasonably determined to have occurred by the Board, (C) the executive officer’s conviction or plea of no contest to a crime that negatively reflects on the executive officer’s fitness to perform the executive officer’s duties or harms the Company’s or any of its subsidiaries’ reputation or business, (D) the executive officer’s willful misconduct that is injurious to the Company or any of its subsidiaries, or (E) the executive officer’s willful violation of a material Company or any of its subsidiaries policy.

Potential Payments Triggered Upon a Change in Control

We do not have any change in control or severance agreements with any named executive officer or director. The restricted stock unit agreements under which we have granted restricted stock unit awards under the 2014 Plan contain provisions providing for accelerated vesting upon a change in control. The amounts shown in the following table reflect the potential value to our named executive officers as of December 30, 2016, of unvested restricted stock unit awards where the vesting may accelerate upon a change in control of the Company. Consistent with SEC requirements, these estimated amounts have been calculated as if the change in control had occurred as of December 30, 2016, the last business day of 2016, and using the closing market price of our common stock on December 30, 2016 ($13.74 per share). The amounts below are estimates of the incremental amounts that would be received upon a change in control; the actual amount could be determined only at the time of any actual change in control.

	Restricted Stock Units
Name	Unvested Restricted Stock Units at 12/31/16 (#)	Total Value of Unvested Restricted Stock Units that May Accelerate Upon a Change in Control ($) (1)
Frank A. Lodzinski	150,000	2,061,000
Robert J. Anderson	75,000	1,030,500
Timothy D. Merrifield	70,000	961,800
Ray Singleton	65,000	893,100
G. Bret Wonson (2)	25,000	343,500

(1)	Amount shown represents the fair value of the restricted stock units based on the closing market price for our shares of common stock on the NYSE MKT on December 30, 2016, which was $13.74.
(2)	Mr. Wonson resigned from all positions with the Company in February 2017. All of his outstanding RSUs were unvested and forfeited due to his resignation.

Compensation Committee Report

The Board has reviewed and discussed with management the disclosures contained in the section entitled “Compensation Discussion and Analysis.” Based on this review and discussion, the Board recommended that the section entitled “Compensation Discussion and Analysis” be included in this Proxy Statement.

Members of the Board of Directors:

Frank A. Lodzinski

Jay F. Joliat

Phillip D. Kramer

Ray Singleton

Wynne M. Snoots, Jr.

Douglas E. Swanson, Jr.

Brad A. Thielemann

Zachary G. Urban

Robert L. Zorich

INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board of Directors retained Grant Thornton LLP (“GT”) as our independent public accounting firm (our independent auditor). GT audited our consolidated financial statements for the year ended December 31, 2016.

The audit report of GT on our consolidated financial statements as of and for the year ended December 31, 2016 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Weaver and Tidwell, L.L.P. (“Weaver”) served as the independent registered public accounting firm for the Company for the years ended December 31, 2015 and 2014 and for the subsequent interim period ended July 13, 2016. On July 13, 2016, the Company dismissed Weaver and engaged GT on July 18, 2016 to serve as the Company’s independent registered public accounting firm. The reports of Weaver on the consolidated financial statements of the Company as of and for the fiscal years ended December 31, 2015 and 2014, did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.  During the fiscal years ended December 31, 2015 and 2014, and the interim period through July 13, 2016, (i) the Company had no disagreements with Weaver on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Weaver’s satisfaction, would have caused Weaver to make reference to the subject matter of such disagreements in its reports on the consolidated financial statements of the Company for such time period and (ii) there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K, except that in connection with the performance of its audit of the Company’s consolidated financial statements for the year ended December 31, 2015, Weaver reported that the Company’s internal control over financial reporting was not effective as of December 31, 2015 as a result of the identification of a material weakness in controls related to segregations of duties, review and approval, and verification procedure and access over information systems.  This material weakness was included in management’s assessment and disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

A copy of Weaver’s letter, dated July 14, 2016, stating its agreement with the above statements, is attached as Exhibit 16 to the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2016.

The decision to change accountants was recommended by the Audit Committee and approved by the Board of Directors.

The Company does not anticipate that a representative of GT will be present at the Annual Meeting.

Audit Committee Pre-Approval Policies and Procedures

To help assure independence of our independent auditor, the Audit Committee has established a policy whereby all audit, review, attest and non-audit engagements of the principal auditor or other firms must be approved in advance by the Audit Committee; provided, however, that de minimis non-audit services may instead be approved in accordance with applicable SEC rules. This policy is set forth in our Audit Committee Charter. Of the fees shown below in the table, which were paid to our independent auditors, 100% were approved by the Audit Committee.

Fees Paid to GT and Weaver

The following is a summary and description of fees for services provided by GT for the year ended December 31, 2016, and by Weaver for the years ended December 31, 2016 and 2015:

	Year Ended December 31, 2016		Year Ended December 31, 2015
Services	Fees Paid to GT	Fees Paid to Weaver	Fees Paid to Weaver
Audit Fees (1)	$532,556	$25,000	$447,000
Audit-Related Fees (2)	21,200	30,000	—
Tax Fees	—	—	—
All Other Fees	—	—	—
Total	$553,756	$55,000	$447,000

(1)

Audit Fees include professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees comprise fees for professional services that are reasonably related to the performance of the audit or review of the Company’s financial statements.

AUDIT COMMITTEE REPORT

Our Audit Committee reports to and acts on behalf of our Board by providing oversight of our financial management, independent auditor and financial reporting procedures. The Audit Committee operates under a written charter adopted by the Board.  Our management is responsible for preparing our consolidated financial statements, and our independent auditor is responsible for auditing those consolidated financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by our management and the independent auditor. In this context, the Audit Committee has met and held discussions with management and the independent auditor. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor prior to their release and filing.

It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. Members of the Audit Committee are not employees of the Company and do not represent themselves to be or to serve as accountants or auditors by profession or experts in the fields of accounting or auditing. As a result, the Audit Committee has relied, without independent verification, on management’s representation that the consolidated audited financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent auditors included in their report on the Company’s consolidated audited financial statements.

The Audit Committee has discussed with the independent auditor matters required to be discussed in the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380) as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T, as may be modified or supplemented. In addition, the Audit Committee received from the independent auditor the written disclosures and the letter required by applicable requirements of the PCAOB, regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

The Audit Committee considered the fees and costs billed and expected to be billed by the independent auditor for our audit services.  The Audit Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent auditor are compatible with maintaining auditor independence.

In addition, the Audit Committee reviewed its Charter and received reports as required by its policy for the receipt, retention and treatment of financial reporting concerns received from external and internal sources.

The Audit Committee has discussed with the independent auditor, with and without management present, its evaluation of our internal accounting controls and the overall quality of our financial reporting.

Based on the reports and discussions described in this report and subject to the limitations on the roles and responsibilities of the Audit Committee referred to above and in its Charter, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Earthstone Energy, Inc. be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

AUDIT COMMITTEE

Jay F. Joliat (Chair)

Phillip D. Kramer

Zachary G. Urban

(The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Earthstone Energy, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Earthstone Energy, Inc. specifically incorporates the Report by reference therein.)

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Flatonia Energy, LLC

Flatonia Energy, LLC (“Flatonia”), a subsidiary of Parallel Resources, LLC (“PRP”), which owns approximately 10.8% of our outstanding Class A Common Stock and approximately 4.7% of our outstanding voting power, is a party to an industry standard joint operating agreement (the “Operating Agreement”) with Earthstone Operating, LLC (“OVO”) one of our wholly owned subsidiaries.  This agreement was entered into prior to the closing of the Flatonia Contribution Agreement on December 19, 2014 under which PRP acquired shares of our common stock.  The Operating Agreement covers certain jointly owned oil and gas properties located in the Eagle Ford trend in Texas. During the year ended December 31, 2016, Flatonia paid us $21.7 million as its share of joint operating costs associated with these properties which reflects charges by OVO for its direct costs and operating expenses under the joint Operating Agreement.  During 2016, OVO paid $26.6 million to Flatonia for its share of net revenues associates with these properties.

Oak Valley Resources, LLC

Oak Valley was dissolved in May 2017. Prior to the dissolution, various members of our Board of Directors and management held investments in entities that owned membership interests in Oak Valley. For instance, Mr. Lodzinski owned an approximate 28.4% interest in an entity that owned a 2.6% membership interest in Oak Valley. Messrs. Swanson and Zorich are associated with EnCap Investments L.P., which advises the EnCap Funds, previously the majority investors in Oak Valley. Messrs. Joliat and Urban owned membership interests in Oak Valley.

Registration Rights Agreement

Pursuant to the terms of the Bold Contribution Agreement, at the closing of the Bold Transaction, the Company, Bold Holdings, and the unitholders of Bold Holdings entered into a registration rights agreement (the “Registration Rights Agreement”) relating to the shares of Class A Common Stock issuable upon the exchange of the EEH Units and Class B Common Stock held by Bold Holdings or its unitholders. In accordance with the Registration Rights Agreement, we filed a registration statement on Form S-3 (the “Registration Statement”) with the SEC to permit the public resale of the shares of Class A Common Stock issued by the Company to Bold Holdings or its unitholders in connection with the exchange of Class B Common Stock and EEH Units in accordance with the terms of the EEH LLC Agreement. On October 18, 2017, the Registration Statement was declared effective by the SEC.

Voting Agreement

On May 9, 2017, in connection with the closing of the Bold Contribution Agreement, the Company, EnCap, Oak Valley, and Bold Holdings entered into the Voting Agreement, pursuant to which EnCap, Oak Valley, and Bold Holdings agreed not to vote any shares of Class A Common Stock or Class B Common Stock held by them in favor of any action, or take any action that would in any way alter the composition of the Board from its composition immediately following the closing of the Bold Contribution Agreement as long as the Voting Agreement is in effect. Immediately following the closing of the Bold Contribution Agreement, the Board was increased to nine members from eight members, four of which were designated by EnCap, three of which are independent, and two of which are members of management, including our Chief Executive Officer. At any time during the effectiveness of the Voting Agreement during which EnCap’s collective ownership of Earthstone exceeds 50% of the total issued and outstanding voting stock, EnCap may remove and replace one director that was not originally designated by EnCap, and his or her successors. Any such removal and replacement will be conducted in accordance with the provisions of our Certificate of Incorporation and bylaws then in effect. The Voting Agreement terminates on the earlier of (i) May 9, 2022 and (ii) the date upon which EnCap, Oak Valley, and Bold Holdings collectively own, of record and beneficially, less than 20% of our outstanding voting stock.

Exchange Right

In accordance with the terms of the EEH LLC Agreement, the EEH Unit Holders generally have the right to exchange their EEH Units (and a corresponding number of shares of our Class B Common Stock), for shares of our Class A Common Stock (the “Exchange Right”) at an exchange ratio of one share of Class A Common Stock for each EEH Unit (and a corresponding share of Class B Common Stock) exchanged (subject to conversion rate adjustments for stock splits, stock dividends and reclassifications) or cash (pursuant to the cash option). As a EEH Unit Holder exchanges its EEH Units, our interest in EEH will be correspondingly increased.

Policies and Procedures for Approval of Related Party Transactions

Our officers and directors are required to obtain Audit Committee approval for any proposed related party transactions. In addition, our Code of Ethics requires that each director, officer and employee must do everything he or she reasonably can to avoid conflicts of interest or the appearance of conflicts of interest. Our Code of Ethics states that a conflict of interest exists when an individual’s private interest interferes in any way or even appears to interfere with our interests and sets forth examples of the types of transactions that must be reported to our Board. Under our Code of Ethics, we reserve the right to determine when an actual or potential conflict of interest exists and then to take any action we deem appropriate to prevent the conflict of interest from occurring.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

Voting Instructions and Information

Who Can Vote? You are entitled to vote your Class A Common Stock and Class B Common Stock if our records show that you held your shares as of the record date, November 21, 2017. At the close of business on that date, 27,507,418 shares of Class A Common Stock and 36,052,169 shares of Class B Common Stock were outstanding and entitled to vote. Each share is entitled to one vote on the matters submitted for a vote at the Annual Meeting. The Class A Common Stock and the Class B Common Stock vote together as one class. Your voting instructions are confidential and will not be disclosed to persons other than those recording the vote, except if a stockholder makes a written comment on the proxy card, otherwise communicates his or her vote to management, as may be required in accordance with the appropriate legal process, or as authorized by you.

Voting Your Proxy. If your shares are held through a broker, bank or other nominee (held in street name), you will receive instructions from them that you must follow in order to have your shares voted. If you want to vote in person, you must obtain a legal proxy from your broker, bank or other nominee and bring it to the Annual Meeting.

If you hold your shares in your own name as a holder of record with our transfer agent, Direct Transfer, LLC, you may instruct the proxies how to vote following the instructions listed on the proxy card, by signing, dating and mailing the proxy card in the postage paid envelope, by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card. Of course, you can always attend to the meeting and vote your shares in person.

Whichever method you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors: for each director nominee and will be deemed to grant discretionary authority to vote upon any other matters properly before the Annual Meeting.

Matters to be Presented. We are not aware of any matters to be presented at the Annual Meeting, other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned or postponed, the proxies can vote your shares at the adjournment or postponement as well.

Revoking Your Proxy. If you hold your shares in street name, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions. If you are a holder of record and wish to revoke your proxy instructions, you must advise our Corporate Secretary in writing before the proxies vote your shares at the meeting, deliver later-dated proxy instructions or attend the meeting and vote your shares in person. We will honor the proxy with the latest date.

How Votes Are Counted. A quorum is required to transact business at our Annual Meeting. A majority of the voting power of the outstanding shares of stock entitled to vote at the Annual Meeting must be represented at the meeting in person or by proxy to constitute a quorum. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the Annual Meeting. In addition, shares that constitute broker non-votes will be treated as present for purposes of determining whether a quorum is present.

Voting. You may either vote for, against or abstain on each of the proposals. Broker non-votes and abstentions will have no impact, as they are not counted as votes cast. If you hold your shares in street name, and you do not submit voting instructions to your broker, bank or other nominee, such person will not be permitted to vote your shares in their discretion on the election of directors.

Election of Directors. In the election of directors, the three Class II director nominees receiving the highest number of votes cast for in their favor will be elected as Class II directors to our Board of Directors, assuming a quorum is present at the Annual Meeting. Cumulative voting in the election of directors is not permitted.

Board Recommendations. THE BOARD RECOMMENDS THAT YOU VOTE FOR EACH OF THE DIRECTOR NOMINEES.

Cost of Proxy Solicitation. We are providing these proxy materials in connection with the solicitation by the Board of Directors of proxies to be voted at the Annual Meeting. We will pay the cost of this proxy solicitation. In addition, we expect that a number of our employees will solicit stockholders personally, electronically and by telephone. None of these employees will receive any additional compensation for doing this. We will, on request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Stockholder Proposals

In order to submit stockholder proposals for the 2018 Annual Meeting of Stockholders for inclusion in the Company’s proxy statement pursuant to Exchange Act Rule 14a-8, materials must be received by our Corporate Secretary at the Company’s principal executive offices in The Woodlands, Texas, no later than July 25, 2018. The proposals must comply with all of the requirements of Exchange Act Rule 14a-8. Proposals should be addressed to: Earthstone Energy, Inc., Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In addition, pursuant to our Bylaws, a stockholder who intends to present an item of business at the 2018 Annual Meeting of Stockholders must provide notice of such business to the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the date of the 2018 Annual Meeting (assuming that the 2018 Annual Meeting is within 30 days of the anniversary date of the 2017 Annual Meeting). Accordingly, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to Rule 14a-8 of the Exchange Act) must be received no earlier than August 23, 2018, and no later than September 22, 2018. Such notice should be addressed to: Earthstone Energy, Inc., Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. In order to curtail controversy as to the date on which a proposal was received by us, it is suggested that proponents submit their proposals by certified mail-return receipt requested.  Such proposals must also meet the other requirements established by the SEC for stockholder proposals.

For any other meeting, the nomination or item of business must be received by the tenth (10th) day following the date of public disclosure of the date of the meeting. These requirements are separate from and in addition to the SEC’s requirements described in the first paragraph of this section relating to including a proposal in our proxy statements.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2016 accompanies this Notice of the 2017 Annual Meeting and Proxy Statement or has been sent to stockholders previously. We will promptly provide to any stockholder, without charge and upon written request, a copy (without exhibits, unless otherwise requested) of our Annual Report on Form 10-K/A, as filed with the SEC for our fiscal year ended December 31, 2016. Any such request should be directed to Earthstone Energy, Inc., Attn: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380 or by calling (281) 298-4246. The Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2016, accompanying this proxy statement is not part of the proxy soliciting materials.

Eliminating Duplicative Proxy Materials

Stockholders having the same last name and address and individuals with more than one account registered at Direct Transfer, LLC, with the same address and who receive paper copies of the proxy materials will receive one copy of our proxy statement and annual report on Form 10-K/A, unless contrary instructions have been received from an affected stockholder. If you would like to enroll in this service or receive individual copies of all documents, please contact our Corporate Secretary by writing to Earthstone Energy, Inc., Attn: Corporate Secretary, 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380 or by calling (281) 298-4246.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any other filing of Earthstone Energy, Inc. under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC) and “Compensation Committee Report” shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

By Order of The Board of Directors,

Dated: November 22, 2017	/s/ William A. Wiederkehr, Jr.
William A. Wiederkehr, Jr., Corporate Secretary

FORM OF PROXY EARTHSTONE ENERGY, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS annual meeting OF STOCKHOLDERS – DECEMBER 21, 2017 at 10:00 AM CST
CONTROL ID:
REQUEST ID:

The undersigned hereby appoints Frank A. Lodzinski and Robert J. Anderson, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A Common Stock and Class B Common Stock of Earthstone Energy, Inc. (“Earthstone”) that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on December 21, 2017, at 10:00 a.m., Central Standard Time, at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380, and any adjournment or postponement thereof. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Your vote is very important. Thank you for voting.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

VOTING INSTRUCTIONS
If you vote by telephone or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
INTERNET:	https://www.iproxydirect.com/ESTE
TELEPHONE:	1-866-752-VOTE(8683)

ANNUAL MEETING OF STOCKHOLDERS OF EARTHSTONE ENERGY, INC.	PLEASE COMPLETE, DATE, SIGN AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The Board of Directors recommends a vote FOR all of the listed nominees and FOR Proposal 2.

Proposal 1	FOR ALL	AGAINST ALL	FOR ALL EXCEPT
Election of Class II Director Nominees:	☐	☐
Douglas E. Swanson, Jr.			☐
Brad A. Thielemann			☐	Control ID:
Zachary G. Urban			☐	REQUEST ID:

Proposal 2	FOR	AGAINST	ABSTAIN
Transaction of such other matters as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.	☐	☐	☐

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING: ☐

NOTE: In their discretion, Proxies are authorized to vote upon such other business that may properly come before the meeting or any adjournment or adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

MARK HERE FOR ADDRESS CHANGE   ☐  New Address (if applicable):

____________________________
____________________________
____________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in the partnership name by an authorized person.

Dated: ________________________, 2017

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)